UNITED STATES

SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 22, 2012

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue, South Hackensack, New Jersey		07606
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

(Former name or former address, if changed since last report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information contained in Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 22, 2012, AEP Industries Inc. (“AEP” or the “Company”) entered into a Second Amended and Restated Loan and Security Agreement with Wells Fargo Bank, National Association (“Wells Fargo”) as a lender thereunder and as agent for the secured parties thereunder (the “Amended and Restated Credit Facility”). The maximum borrowing amount under the Amended and Restated Credit Facility remains the same at $150.0 million with a maximum for letters of credit of $20.0 million. The term has been extended from December 15, 2012 to February 21, 2017. The Company can reduce commitments under the Amended and Restated Credit Facility at any time after February 22, 2013.

Under the Amended and Restated Credit Facility, interest rates are based upon the Quarterly Average Excess Availability (as defined in the Amended and Restated Credit Facility) at a margin of the prime rate (defined as the greater of Wells Fargo’s prime rate and the Federal Funds rate plus 0.5%) plus 0% to 0.25% or LIBOR plus 1.75% to 2.50%. Borrowings and letters of credit available under the Amended and Restated Credit Facility are limited to a borrowing base based upon specific advance percentage rates on eligible accounts receivable and inventory, subject, in the case of inventory, to amount limitations. The Amended and Restated Credit Facility is secured by liens on most of the Company’s domestic assets (other than real property and equipment) and on 66% of the Company’s ownership interest in certain foreign subsidiaries. Pursuant to the Amended and Restated Credit Facility, mortgages and liens on the Company’s real property and equipment that were previously granted to Wells Fargo and the lenders under the Company’s prior credit facility were released.

If an event of default under the Amended and Restated Credit Facility has occurred and is continuing or if Excess Availability is less than $25 million, the Company would be subject to springing cash dominion that, once activated by the agent, would automatically cause all funds received or deposited in the Company’s lock-box account to be applied to repay the balance outstanding under the Amended and Restated Credit Facility. Cash dominion would remain in place until no event of default has occurred or is continuing, and Excess Availability exceeds $25 million, in each case for 30 consecutive days. During any cash dominion period, all debt outstanding under the Amended and Restated Credit Facility would be classified as a current liability, which classification may materially affect the Company’s working capital ratio.

The Company is obligated to pay a monthly undrawn commitment fee equal to 0.375% of the average daily unused portion of the commitments under the Amended and Restated Credit Facility.

The Amended and Restated Credit Facility contains customary bank covenants, including, but not limited to, limitations on the incurrence of debt and liens, the disposition and acquisition of assets, and the making of investments and restricted payments, including the payment of cash dividends. If at any time average Excess Availability under the Amended and Restated Credit Facility is less than $22.5 million for the immediately preceding fiscal quarter, a fixed charge coverage ratio test of 1.0x must be met.

The Amended and Restated Credit Facility also provides for events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults under material indebtedness and material contracts, certain events of bankruptcy and insolvency, defaults based on certain indictments or threatened indictments or judgments, failure of any material provision of any loan document to be in full force and effect, change of control, and certain ERISA defaults. If an event of default occurs and is continuing, amounts due under the Amended and Restated Credit Facility may be accelerated and the commitments to extend credit thereunder terminated, and the rights and remedies of the lenders under the Amended and Restated Credit Facility available under the applicable loan documents may be exercised, including rights with respect to the collateral securing obligation under the Amended and Restated Credit Facility.

The foregoing description is qualified in its entirety by the Amended and Restated Credit Facility, a copy of which attached hereto as Exhibit 4 and which is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4

Second Amended and Restated Loan and Security Agreement, dated February 22, 2012, by and among the Company, Wells Fargo Bank National Association, as Agent, and the financial institutions party thereto as lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP INDUSTRIES INC.

Date: February 27, 2012	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller

EXHIBITS

Exhibit No.	Description

4

Second Amended and Restated Loan and Security Agreement, dated February 22, 2012, by and among the Company, Wells Fargo Bank National Association, as Agent, and the financial institutions party thereto as lenders.